Exhibit 99.01

July 25, 2006	ALLIANCE CONTACT: Tony Straquadine

Phone: 952-983-1005

DEGT CONTACT: Toni Beck
Phone: 713-627-5720

NJR CONTACT: Michael Kinney
Phone: 732-938-1031
Alliance Pipeline, Duke Energy Gas Transmission and NJR Pipeline CompanySign Memorandum of
Understanding to Build “Lebanon Connector” Pipeline
New Pipeline to Connect Canadian Supplies to Growing U.S. Northeast Markets, Increase Access to
Storage; Open Season Scheduled July 28 to August 31
HOUSTON – An interstate natural gas pipeline to connect Canadian natural gas supplies to energy-hungry U.S. Northeast markets and regional storage is being proposed by Alliance Pipeline, Duke Energy Gas Transmission (DEGT) and NJR Pipeline Company, a subsidiary of New Jersey Resources (NJR).
The three companies signed a Memorandum of Understanding (MOU) to construct the Lebanon Connector pipeline that would connect from either the Alliance Pipeline in Joliet, Ill., or from an interconnect with the Vector Pipeline at or near Springville, Ind.
From either of these points, the new pipeline would connect to Texas Eastern’s existing Lebanon Lateral, where natural gas could then be transported to Lebanon, Ohio. Alternatively, gas could be moved from the emerging Lebanon hub to regional storage fields utilizing the planned bi-directional capabilities of the Lebanon Connector.

“The Lebanon Connector will provide shippers with enhanced Midwest — mid Atlantic connectivity, improving supply and market liquidity,” said Jim Goldmann, vice president, transportation services and development for Alliance Pipeline Inc.
“The Lebanon, Ohio, area is rapidly emerging as an important hub for producers looking to move natural gas production into the market,” added Greg Rizzo, DEGT group vice president, northeast transmission and storage.
“Existing infrastructure in the Lebanon area, as well as other projects currently proposed in the area, make the Lebanon Connector an economical way for shippers to reach higher value markets as well as to access regional storage,” said Joseph P. Shields, senior vice president, NJR Pipeline Company.
Advantages of the proposed Lebanon Connector include:
•	Economic access to high growth U.S. markets.

•	Physical connection between the Chicago market hub and Lebanon, Ohio.

•	Access to diverse, proven and reliable supply from western Canada.

•	Bi-directional capability to allow the flow of natural gas from Lebanon, Ohio, into regional storage areas.
Dependent upon the final route, the Lebanon Connector would be 125-170 miles in length and would follow the existing Texas Eastern Lebanon Lateral. Additionally, the pipeline would use existing available capacity and rights of way to minimize the impact on landowners and the environment, and to remain cost-effective.
The exact route will be determined by interest expressed in a non-binding open season scheduled July 28 to Aug. 31. Potential shippers can contact Tony Straquadine, Alliance, at tony.straquadine@alliance-pipeline.com or 952-983-1005; Rob Hansen, DEGT, at RNHansen@duke-energy.com or 617-560-1549; or Rick Gardner, NJR Pipeline, at rrgardner@njresources.com or 732-938-1007. The Alliance Pipeline System consists of an approximately 1,875 mile integrated Canadian and U.S. high-pressure natural gas transmission pipeline system delivering rich natural gas from the Western Canadian Sedimentary Basin to the Chicago Market hub. The United States portion of the System is owned and operated by Alliance Pipeline L.P. and consists of approximately 900 miles of natural gas mainline and related infrastructure. More information about the company is available on the internet at www.alliance-pipeline.com.
Alliance Pipeline L.P. is owned 50% each by affiliates of:
•	Enbridge Inc. (TSX:ENB)(NYSE:ENB)

•	Fort Chicago Energy Partners L.P. (TSX:FCE.UN)
Duke Energy Gas Transmission (DEGT) is a North American leader in the long-haul transportation and storage of natural gas. For more than a half-century, DEGT and its predecessor companies have developed the critically important pipelines and related energy infrastructure that connects natural gas supply sources to premium markets. Based in Houston, Texas, the company’s assets include more than 18,500 miles of transmission pipeline and more than 250 billion cubic feet of storage capacity in the U.S. and Canada. DEGT also has natural gas gathering, processing and distribution assets and natural gas liquids operations that are among the largest in Canada. More information can be found at: http://www.degt.duke-energy.com.
New Jersey Resources (NYSE:NJR), a Fortune 1000 company and a member of the Forbes Platinum 400, provides reliable retail and wholesale energy services to customers in New Jersey and in states from the Gulf Coast to New England, and Canada. Its principal subsidiaries include New Jersey Natural Gas, one of the fastest-growing local distribution companies in the United States, serving more than 468,000 customers in central and northern New Jersey; NJR Energy Services, a leader in the unregulated energy services market, providing customer service and management of natural gas storage and capacity assets; and NJR Home Services, which offers retail customers heating, air conditioning and appliance services. NJR also is an investor in natural gas pipelines. NJR’s progress is a tribute to the more than 5,000 dedicated employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community to make NJR a leader in the competitive energy marketplace. For more information, visit NJR’s Web site at njliving.com.
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